Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002 NEWS RELEASE
Natural Resource Partners L.P.
Completes Private Placement of Senior Notes
HOUSTON, June 15, 2011 — Natural Resource Partners L.P. (NYSE:NRP) today announced that its wholly owned operating subsidiary NRP (Operating) LLC has completed the previously announced private placement of $50 million of senior unsecured notes (Series J). Proceeds from the senior notes will be used to fund future acquisitions, including the remaining balance of the Hillsboro acquisition.
The Series J notes will have semi-annual interest payments beginning December 1, 2011 and equal annual principal payments starting December 1, 2014. NRP has one tranche remaining in connection with its April 2011 transaction for another $50 million of senior notes (Series K) to be issued in October 2011.
Company Profile
Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at www.nrplp.com.
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